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                                                                      Exhibit 99
COMPANY PRESS RELEASE
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                         GLOBAL PHARMACEUTICAL COMPLETES
                        INITIAL CLOSING OF $5 MILLION OF
                      SERIES D CONVERTIBLE PREFERRED STOCK

Philadelphia, Pennsylvania, March 3, 1999 -- Global Pharmaceutical Corporation (Nasdaq: GLPC) today announced that it has entered into agreements to sell an aggregate of $5 million of its Series D Preferred Stock to two Fleming Capital Management funds. Pursuant to the agreements, the initial $3 million of Series D Preferred Stock was sold on March 2, 1999, simultaneously with the execution of the agreements. The remaining $2 million of Series D Preferred Stock is scheduled to close prior to June 30, 1999. The Series D Preferred Stock is convertible into Global Pharmaceutical Common Stock at $2.00 per share of common stock subject to certain antidilution provisions afforded the investors. The proceeds of this private placement will go towards funding research and development efforts, working capital and general corporate needs. Brean Murray & Co. was involved in the arrangement of the transaction.

Barry R. Edwards, President and Chief Executive Officer of Global Pharmaceutical Corporation, commented, "We are very pleased to have such a prestigious firm as Fleming Capital Management commit to such a significant investment in our Company. In the past year, Global has established itself as a developer, manufacturer and marketer of specialty generic pharmaceuticals. Global has built a base of customers who are among the top tier pharmaceutical wholesalers, retail chains, and mass merchandisers. Now we are moving into a more aggressive stage, which is the planned implementation of the Company's growth strategy. This involves continued expansion of our core business, coupled with the proposed acceleration of business development activities, drug delivery technologies, as well as product licensing and acquisitions. This investment by Fleming better allows us to pursue parallel path development along several strategic lines in order to help drive our future growth."

Global Pharmaceutical Corporation is a specialty pharmaceutical company engaged in the development, manufacture and marketing of solid, oral generic prescription drug products primarily targeting niche markets. The Company is headquartered at its 113,000 square-foot state-of-the-art research and manufacturing facility located in Philadelphia, PA.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward looking and are subject to risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.